SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report: November 22, 2000



		Exact Name of
Commission 	Registrant			State or other	  IRS Employer
File			as specified		Jurisdiction of	  Identification
Number		in its charter		Incorporation	  Number
-----------	--------------		---------------	  --------------

1-12609		PG&E Corporation		California		   94-3234914

1-2348		Pacific Gas and		California		   94-0742640
			Electric Company




Pacific Gas and Electric Company		PG&E Corporation
77 Beale Street, P.O. Box 770000		One Market, Spear Tower, Suite 2400
San Francisco, California  94177		San Francisco, California 94105

(Address of principal executive offices) (Zip Code)


Pacific Gas and Electric Company		PG&E Corporation
	   (415) 973-7000			 (415) 267-7000

    (Registrant's telephone number, including area code)

Item 5.  Other Events

A. Valuation and Disposition of Pacific Gas and Electric Company's Hydroelectric Generating Assets

On November 20, 2000, Pacific Gas and Electric Company (Utility), the California subsidiary of PG&E Corporation, withdrew its support from a settlement reached earlier this year with various parties in the Utility's proceeding pending before the California Public Utilities Commission (CPUC) to determine the market value of its hydroelectric generating assets. Under the CPUC's settlement rules the applicant in a proceeding (here the Utility) must be a party to any settlement that resolves a proceeding. The effect of the Utility's withdrawal from the settlement thus is to eliminate the settlement from consideration in the proceeding. Under the settlement, the hydroelectric facilities were to be transferred to a California-based affiliate of PG&E Corporation at a value of $2.8 billion, subject to a 40-year revenue sharing agreement. The settlement had been proposed as an alternative to the Utility's original proposal to auction the assets.

As previously reported, the CPUC issued a ruling re-opening the hydroelectric valuation proceeding to obtain more information from parties about market valuation in light of the different market conditions experienced during the summer of 2000. That new testimony is to be submitted on December 5, 2000 with further testimony and evidentiary hearings to be scheduled for next year.

The Utility believes that under current market conditions in the California wholesale electricity market the settlement value of $2.8 billion vastly underestimates the market value of these assets. The Utility believes that if the assets are sold at auction, or are appraised based on their current value, the value would be far in excess of $2.8 billion.

Further, on November 20, 2000, the CPUC's draft environmental impact report
(EIR) in the hydroelectric valuation proceeding was issued. The draft EIR analyzes the environmental impacts of the Utility's original proposal to auction all of its hydroelectric facilities and 140,000 acres of surrounding land, and l6 other alternatives to the auction, including the withdrawn settlement discussed above. The draft EIR concludes that 9 of the 16 alternatives would be environmentally superior to an auction. It concludes that the Utility's auction proposal would result in many significant adverse environmental impacts, most of which could be mitigated. The draft EIR also concludes that continued retention of the facilities by the Utility under CPUC regulation avoids all of the auction's significant adverse environmental impacts.

Comments on the draft EIR are due on February 5, 2001.

B. Recovery of Wholesale Power Purchase Costs

Under current CPUC decisions, the Utility's customers are responsible for wholesale power purchase costs after the Utility has recovered its transition costs. The Utility also believes that customers are responsible for its uncollected wholesale power purchase costs recorded in the Utility's transition revenue account (TRA) before the Utility completed its transition cost recovery. As previously disclosed, the Utility is pursuing judicial challenges to the CPUC's decisions which prohibit recovery of under-collected wholesale power purchase costs recorded in the TRA before the Utility completed its transition cost recovery. As previously disclosed, the Utility believes it recovered its transition costs at the very latest sometime during August 2000, based on a $2.1 billion credit the Utility made as of August 31, 2000, to the Utility's account for tracking the recovery of transition costs (the Transition Cost Balancing Account or TCBA). (The amount of the credit equaled the amount by which $2.8 billion exceeded the aggregate book value of the hydroelectric assets.) Under the electric industry restructuring law, when the Utility has recovered its eligible transition costs, the conditions for ending the transition period and terminating the rate freeze will have been satisfied. There was a balance of approximately $2.2 billion of under-collected wholesale power purchase costs recorded in the TRA at the end of August 2000. If the final valuation for hydroelectric assets is greater than $2.8 billion, as the Utility expects, the Utility will have recovered its transition costs earlier, and the under-collected TRA balance as of the end of the earlier determined transition period will be lower at that point and could be eliminated entirely.

As previously disclosed, The Utility Reform Network (TURN) has filed a petition for modification of the accounting mechanisms for recovery of the Utility's transition costs. TURN has proposed to transfer the under-collected balance of the Utility's wholesale power purchase costs recorded in the TRA to the TCBA. TURN's proposals would treat under-collected electric procurement costs for accounting purposes as if such costs were unrecovered transition costs, the likely effect of which would be to delay the completion of transition cost recovery by the Utility as well as delay the end of the rate freeze. If this proposal is adopted by the CPUC, the Utility would have to write-off any unrecovered transition costs remaining in the modified TCBA if such costs were not probable of recovery.

On November 9, 2000, the Utility filed a response opposing TURN's proposal and submitted testimony in support of the Utility's positions and requesting evidentiary hearings. On November 14, 2000, the CPUC's Office of Ratepayer Advocates (ORA) filed a motion asking that the Utility's testimony be stricken from the record. On November 15, 2000, the assigned administrative law judge issued a ruling denying the Utility's request for evidentiary hearings. Since no evidentiary hearings were to be held, the ruling found that the Utility's testimony was premature and granted ORA's request to strike the Utility's testimony from the record. On November 21, 2000, the Utility requested that the full CPUC reverse this ruling and allow evidentiary hearings to be held promptly and allow its testimony to be heard.

C. Pacific Gas and Electric Company's Rate Stabilization Plan

On November 22, 2000, the Utility filed an application with the CPUC seeking approval of a five-year rate stabilization plan (RSP) designed to protect the Utility's customers from the high and volatile wholesale electricity prices being charged in California, while increasing rates effective January 1, 2001, to allow the Utility to begin recovery of the Utility's past and ongoing wholesale power purchase costs. As of October 31, 2000, the balance of the under-collected wholesale power purchase costs recorded in the TRA was approximately $3.4 billion. The Utility has requested that its proposed RSP rates and tariffs be adopted by January 1, 2001, on an interim basis, subject to refund, and that the CPUC approve the application by no later than March 31, 2001.

In compliance with the CPUC's post-transition period electric ratemaking decisions, the Utility also filed its end-of-freeze tariffs on November 22, 2000. Assuming the transition period has ended, absent adoption of the RSP, the Utility's end-of-freeze tariffs would go into effect within 30 days of filing, subject to the CPUC's Energy Division determining that the tariffs are in compliance with the CPUC's decisions. The Utility anticipates that there will be a lag between when the transition period ends and when the new post-freeze rates become effective. CPUC decisions provide for a true up, covering the period between the end of the transition period and the effective date of the new rates.

To protect its customers from the volatility of current wholesale electricity prices at the end of the current electric rate freeze, the Utility has requested that its RSP rates and tariffs supersede the end-of-freeze tariffs.

Under the proposed RSP, beginning on January 1, 2001, current wholesale electric commodity costs would be recovered through a separate rate component. For residential and small commercial customers the commodity rate component would be initially capped at about 6.5 cents per kWh, but subject to increases if under-collected costs exceed a pre-set, reasonable level. Adjustments would be triggered if the under-collected wholesale power purchase costs increased by $1 billion, or if the total under-collected wholesale power purchase costs exceed a predetermined amount, starting at $4.5 billion, and reducing over time. The initial rate of about 6.5 cents per kWh is comparable to the wholesale rate cap adopted by the California Legislature for customers of San Diego Gas & Electric Company.

In addition to stabilizing rates, the Utility proposes that it be allowed to recover any past deferred wholesale power purchase costs over five years. Deferred wholesale power purchase costs would collect interest at the 90-day commercial paper rate applicable to regulatory accounts. The rate for recovery would be set at a rate designed to amortize the entire amount over five years. The collection would continue until all amounts are collected. If energy use differs from estimates, such that these costs are collected sooner than anticipated, collection could end earlier. Similarly, if energy use differs from estimates, such that these costs are not collected within the five years, collection will continue until complete.

To reduce the immediate rate increase needed to finance the recovery of these uncollected power purchase costs, the Utility would defer receiving a portion of its share of profits from its retained generation facilities, primarily from the Diablo Canyon nuclear power plant and its hydroelectric plants, until a later time during the five-year period and allow those funds instead to be used to offset uncollected power purchase costs. With respect to deferred Diablo Canyon profits, starting in 2003, when electric prices are expected to decrease, the allocation of revenues between ratepayers and shareholders will be readjusted, such that, by the end of 2005, based on performance by the plant, the total net revenues earned by Diablo Canyon over the five year plan will be allocated equally between shareholders and ratepayers according to existing CPUC decisions. The Utility has proposed a similar schedule for recovery of deferred earnings from its hydroelectric facilities.

The Utility has been required to finance the majority of its net power purchase costs because the Utility's purchased power costs have greatly exceeded revenues collected from customers through frozen rates and the revenues from the Utility's sales to the California Power Exchange (PX) and the California Independent System Operator (ISO). The Utility has fully utilized its existing $1 billion revolving credit facility to support the Utility's commercial paper program and other liquidity requirements. On October 18, 2000, the Utility executed a credit agreement for an additional $1 billion in revolving credit facilities to provide commercial paper backup to support its higher purchased power costs and the associated increases in the TRA. On November 1, 2000, the Utility issued $1 billion of short-term floating rate notes and $680 million of five-year notes. On November 22, 2000, the Utility issued an additional $240 million of short-term floating rate notes. The increased revenues from customers which would be collected under the RSP would improve the Utility's ability to pay its net power purchase costs, however, these increased revenues would not eliminate the Utility's need to continue to finance its ongoing net power purchase costs.

D.  Federal Energy Regulatory Commission (FERC) Order

On November 1, 2000, the FERC issued proposals acknowledging that the wholesale electric market structure in California is seriously flawed, and proposed a series of sweeping changes to reshape the state's markets and help remedy the electricity pricing problems that have plagued California this year. The FERC proposed several measures designed to restructure the California electricity market to dampen extreme price volatility, provide a stable environment for generation investment, and ensure just and reasonable wholesale rates. The FERC proposals include a major overhaul of the ISO and the PX market rules in order to provide more flexibility for market participants to manage their risks and broaden their opportunities to buy and sell power.

The FERC proposals identified the elimination of rules that prevent market participants from managing risk as the single most important remedy that the California markets need. The remedies proposed by FERC, some of which will take up to 24 months to effectuate, include, among other things: (1) eliminating the requirement that the three California investor-owned utilities must sell all of their power into, and buy all of their power needs from, the PX, giving them more options in securing resources to meet customer needs; (2) temporary modification of the single price auction so that bids above $150 per MWh (15 cents per kWh) cannot set the market clearing prices paid to all bidders; (3) establishing independent non-stakeholder governing boards for the PX and ISO; (4) exploration of alternatives to the single price auction by the ISO and PX; and (5) development of market rules to ensure that sufficient supply is available to meet load and reserve requirements. The FERC did not order any refunds based on its findings, but announced its intent to retain the discretion to order refunds for wholesale power purchase costs incurred from October 2000 through December 31, 2002.

The FERC also proposed price mitigation measures that will remain in effect until December 31, 2002, and proposed that the ISO and PX establish new independent governing boards. The FERC has indicated it intends to issue a final order by the end of 2000.

E.  Pacific Gas and Electric Company's Federal Complaint

On November 8, 2000, the Utility filed a lawsuit in federal district court in San Francisco against the CPUC, asking the court to declare that the federally-approved wholesale power costs the Utility has incurred to serve its customers are recoverable in retail rates. The action states that the wholesale power costs which the Utility has prudently incurred are included in filed rates which the FERC has authorized and approved, and that under the United States Constitution and numerous federal and state court decisions, such costs cannot be disallowed by state regulators. The Utility's complaint also alleges that to the extent that the Utility is denied recovery of these mandated wholesale power costs by order of the CPUC, such action constitutes an unlawful taking and confiscation of the Utility's property. On November 13, 2000, Southern California Edison filed a similar suit against the CPUC in federal district court in Los Angeles.

SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.




       			PG&E CORPORATION

                      		By    CHRISTOPHER P. JOHNS
  					   		---------------------
  					   		CHRISTOPHER P. JOHNS
					   		Vice President and Controller


   		PACIFIC GAS AND ELECTRIC COMPANY

      By   DINYAR MISTRY
    		     --------------------
  					           DINYAR MISTRY
Vice President and Controller




Dated: November 22, 2000




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